Exhibit 4.7

THIS AMENDED AND RESTATED PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, IS AVAILABLE.

AMENDED AND RESTATED PROMISSORY NOTE

Principal Amount: $60,000	Dated as of December 5, 2012
Athens, Greece

Nautilus Marine Acquisition Corp., a Marshall Islands corporation (the “Maker”), promises to pay to the order of Prokopios (Akis) Tsirigakis or its registered assigns or successors in interest (the “Payee”), the principal sum of SIXTY THOUSAND DOLLARS ($60,000) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.           Principal. The principal balance of this Amended and Restated Promissory Note (this “Note”) shall be payable on the date which is ninety (90) days subsequent to the closing of the Maker’s initial business transaction, unless earlier converted pursuant to Section 14 hereof.  The principal balance may be prepaid at any time.

2.           Interest. No interest shall accrue on the unpaid principal balance of this Note.

3.           Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

4.           Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)           Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b)           Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debtsbecome due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)           Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5.           Remedies.

(a)           Upon the occurrence of an Event of Default specified in Section 4(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)           Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

6.           Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7.           Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

8.           Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by telefacsimile or (v) to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece
Attn: George Syllantavos, Chief Executive Officer

If to Payee:

Prokopios (Akis) Tsirigakis
c/o Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

9.           Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

10.        Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.        Trust Waiver.  Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the trust account in which the proceeds of the initial public offering (the “IPO”) conducted by Maker (including the deferred underwriters discounts and commissions) and the proceeds of the sale of the warrants issued in a private placement (the “Insider Warrants”) were deposited upon consummation of the IPO, as described in greater detail in the registration statement and prospectus filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

12.        Amendment; Waiver.  Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and the Payee.

13.        Assignment.  No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

14.        Conversion.

(a)           At the Payee’s option, at any time prior to payment in full of the principal balance of this Note, the Payee may elect to convert all or any portion of the Note into a warrant (the “New Warrant”) to purchase the number of shares of Maker’s common stock equal to: (i)  the portion of the Note being converted pursuant to this Section 14, divided by (ii) $0.75, rounded up to the nearest whole number. The New Warrant shall have the same terms and conditions as the Insider Warrants. The New Warrant, the shares of common stock underlying the New Warrant and any other equity security of Maker issued or issuable with respect to the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization (the “Warrant Shares”), shall be entitled to the registration rights set forth in Section 15 hereto.

(b)           Upon any complete or partial conversion of this Note, (i) such principal amount shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the New Warrant, (iii) Maker shall promptly deliver a duly executed Note to the Payee in the principal amount that remains outstanding after any such conversion; and (iv) in exchange for all or any portion of the surrendered Note described in Section 14(a), Maker shall deliver to Payee the New Warrant, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and the Payee and applicable state and federal securities laws.

(c)           The Payee shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the New Warrant upon conversion of this Note pursuant hereto; provided, however, that the Payee shall not be obligated to pay any transfer taxes resulting from any transfer requested by any Payee in connection with any such conversion.

(d)           The New Warrant shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law.

15.        Registration Rights.

(a)           Reference is made to that certain Registration Rights Agreement between the Maker and the parties thereto, dated July 14, 2011 (the “Agreement”). All capitalized terms used in this Section 15 shall have the same meanings ascribed to them in the Agreement.

(b)           The holders (“Holders”) of the New Warrant (or the Warrant Shares), together with the holders of substantially similar warrants issued contemporaneously therewith, shall be entitled to one Demand Registration, which shall be subject to the same provisions as set forth in Section 2.1 of the Agreement.

(c)           The Holders shall be entitled to include the New Warrant (or the Warrant Shares) in Piggy-Back Registrations, which shall be subject to the same provisions as set forth in Section 2.2 of the Agreement; provided, however, that in the event that an underwriter advises the Maker that the Maximum Number of Shares has been exceeded with respect to a Piggy-Back Registration, the Holders shall not have any priority for inclusion in such Piggy-Back Registration.

(d)           Except as set forth above, the Holders and the Maker, as applicable, shall have all of the same rights, duties and obligations set forth in the Agreement.

16.         Miscellaneous. This Note amends, restates and supersedes in its entirety the Promissory Note, dated July 30, 2012, between the Maker and the Payee.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by its Chief Executive Officer the day and year first above written.

NAUTILUS MARINE ACQUISITION CORP.

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	Co-Chief Executive Officer